Cascade Financial Corporation		The Cereghino Group
Contacts:	Carol K. Nelson, CEO	corporate investor relations
	Lars Johnson, CFO	www.stockvalues.com
	425.339.5500	206.762.0993
www.cascadebank.com

NEWS RELEASE

CASCADE FINANCIAL INCREASES NET INCOME 21% IN FOURTH QUARTER AND 2005;

FEE INCOME GROWTH CONTRIBUTES TO RECORD YEAR

Everett, WA - January 24, 2006 - Cascade Financial Corporation (Nasdaq: CASB), parent company of Cascade Bank, today reported that profits grew 21% in the fourth quarter and full year 2005, reflecting a strong increase in recurring checking and service fees, continued loan growth, and strong credit quality. Net income was a record $13.0 million in 2005, with diluted earnings per share growing to $1.32, compared to $10.8 million and $1.16 in the previous year. In the quarter ended December 31, 2005, net income increased 21% to $3.4 million, or $0.35 per diluted share, compared to $2.8 million, or $0.29 per diluted share in the fourth quarter a year ago.

2005 Highlights
•	Net income increased 21% over 2004.
•	Earnings per diluted share increased 14% over 2004.
•	Return on tangible equity improved to 17.8%, return on assets to 1.13%.
•	Revenues increased 15% from the previous year to $42.9 million.
•	Continued success of the High Performance Checking (HPC) program contributed to solid increases in checking and service fees.
•	Total loans grew 9% from a year ago, with an emphasis on business credits.
•	Credit quality remained strong: net charge offs of 0.03% of total loans and nonperforming loans of 0.23% of total loans at year-end.

“The Western Washington economy remains strong and continued success at Boeing has contributed to further expansion in Snohomish County,” stated Carol K. Nelson, President and CEO. “We are capitalizing on the opportunities in this dynamic market, growing our prime-based loan portfolio while maintaining solid credit quality. As a result, we posted record profits in 2005 despite a very competitive marketplace and a difficult interest rate environment.”

Operating Results

In 2005, net interest income before the provision for loan losses was $36.5 million, up 13% from $32.4 million the previous year. A larger asset base and an ongoing shift to higher-yielding credits contributed to the growth, which offset rising interest rates that drove up funding costs.

Other income grew 33% for the year to $6.3 million, from $4.7 million in 2004, with increased checking and service fees climbing to $4.0 million, compared to $2.8 million a year ago. In addition, the gain on sale of loans, securities and real estate was $965,000 in 2005, versus $820,000 the year before.

“While our High Performance Checking program has certainly helped lessen our dependence on CDs, the growth in checking and service fees has been very rewarding,” Nelson said. “We view these fees as a recurring revenue stream, and one that has offset the costs associated with HPC.”

Total other operating expenses were $22.6 million in 2005, compared to $20.3 million the previous year. The increase was primarily due to the costs of operating the Issaquah Division for a full year, the new Silver Lake branch for nine months, and the launch of HPC, which accounted for $566,000 in additional expenses in 2005. In 2004, seven months of operating Issaquah cost $1.4 million, and merger expenses were $356,000 in the year.

“Looking towards 2006, I anticipate that HPC will contribute to additional fee income growth and further reduce our reliance on time deposits,” Nelson said. “During the fourth quarter of 2005, HPC broke even ahead of plan and should provide a positive contribution in 2006.”

Revenues (net interest income plus other income) were up 16% in 2005, reflecting strong growth in both net interest and other operating income. Revenues totaled $42.9 million, compared to $37.1 million in 2004, and were $10.8 million in the fourth quarter of 2005, versus $9.9 million in the same quarter last year.

For the fourth quarter of 2005, net interest income grew 7% to $9.3 million, from $8.7 million in the same quarter a year ago. Other income grew 29% to $1.5 million, compared to $1.2 million in the same period last year. The continued growth of checking and service fees and gains on asset sales contributed to the improvement. Other expenses increased slightly to $5.6 million, versus $5.5 million in the fourth quarter of 2004.

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January 24, 2006
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“Keeping operating expenses in check contributed to our success, particularly in the fourth quarter,” stated Lars Johnson, EVP and CFO. “Due to a decline in compensation expense, total other expenses were basically flat in the fourth quarter and down slightly on a sequential-quarter basis. In addition, we benefited from a lower effective tax rate in the fourth quarter, allowing us to lessen our tax accrual by $90,000.”

Balance Sheet Management

Total loans increased by 9% in 2005 to $881 million, compared to $807 million at the end of the preceding year. Loan growth was tempered by $44.0 million in loan sales in the year, including a $9.3 million residential loan sale in the fourth quarter, as well as a $7.7 million loan that was paid off on the last day of the year. Excluding non-standard loan sales, portfolio growth would have been 15% in 2005.

Core commercial loans, which include construction, business, and commercial real estate lending, increased by 21% to $701 million at year-end 2005, from $578 million a year prior. Construction loans grew by 54% to $166 million. Business loans increased by 35% to $394 million, while commercial real estate loans decreased by 21% to $141 million, primarily due to a reclassification of $35.0 million from owner-occupied commercial real estate to business loans at the final integration of the Issaquah Division. Core commercial loans now account for 80% of total loans, compared to 72% of loans at the end of 2004.

Residential loans decreased by 10% to $95.4 million, reflecting the practice of selling most fixed rate loans upon origination. In addition, Cascade sold $9.3 million of seasoned loans in the fourth quarter. Multifamily loans dropped 44% to $52.1 million, largely due to two loan sales in the year totaling $34.7 million.

LOANS ($ in 000s)	December 31, 2005		December 31, 2004
Business	$394,034	44.8%	$292,117	36.2%
R/E Construction	165,957	18.8%	107,431	13.3%
Commercial R/E	141,109	16.0%	178,704	22.2%
Multifamily	52,057	5.9%	92,372	11.5%
Home Equity/Consumer	32,160	3.7%	30,125	3.7%
Residential	95,429	10.8%	105,975	13.1%
Total Loans	$880,746	100.0%	$806,724	100.0%

“Occasional loan sales drive up noninterest income while helping mitigate both credit and interest rate risk,” Nelson said. “We continue to monitor similar opportunities that will help us meet our goals. Loan growth was further slowed by heavy prepayments, as customers were able to refinance their loans with other institutions.”

Total deposits increased 10% to $796 million, compared to $722 million at the end of last year. Checking balances were up 7% from a year ago, savings and money market accounts increased 14%, and time deposits grew 10% since the end of December 2004.

“While time deposits remain an integral part of our funding mix, HPC is bringing in new, low-cost retail accounts,” Nelson said. “The program is credited with bringing in $17.4 million in core deposits over the course of 2005, helping to mitigate the increase in funding costs in a rising interest rate environment. The growth in low-cost funds has also given us the freedom to let some high-yield CDs run off.”

DEPOSITS ($ in 000s)	December 31, 2005		December 31, 2004
Checking Accounts	$120,468	15.1%	$112,564	15.6%
Savings and MMDA	196,790	24.7%	172,584	23.9%
CDs	478,510	60.1%	436,760	60.5%
Total Deposits	$795,768	100.0%	$721,908	100.0%

Stockholders’ equity increased by 9% to $105 million at year-end, compared to $96.3 million at the end of 2004. Book value per share was $10.95 at December 31, 2005, compared to $10.07 a year ago. Tangible book value was $8.23 at the end of 2005, compared to $7.32 a year prior.

Asset Quality

Nonperforming loans (NPLs) were $2.0 million at year-end 2005, compared to $910,000 at the end of the preceding quarter and $532,000 a year earlier. NPLs represented 0.23% of total loans, versus 0.10% at the end of the previous quarter and 0.07% of loans at the end of December 2004. Cascade had $101,000 in Real Estate Owned and Other Repossessed Assets at year-end, down from $386,000 three months earlier and $868,000 at the end of 2004. Net charge offs remain very diminutive, at $27,000 in the fourth quarter and $254,000 for the year.

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“Our credit quality has remained quite good, although NPLs ticked up to $2.0 million at year-end,” Johnson said.“Of the loans we classified as non-performing, we have purchase agreements for the properties on loans totaling $850,000, and another $392,000 is in three related loans that are current and have been renewed.”

The provision for loan losses was $200,000 in the fourth quarter and $945,000 in 2005, compared to $150,000 in the same quarter last year and $675,000 in 2004. At the end of December 2005, the allowance for loan losses had grown to $10.3 million, representing 1.16% of total loans and more than five times the level of NPLs.

Net Interest Margin & Interest Rate Risk

“After a couple quarters of moderate net interest margin expansion, the continued rise in short-term interest rates, a flat yield curve and fierce competition resulted in margin compression in the fourth quarter,” Johnson said. “While our yield on assets has improved over the last year, our liability costs increased more.” The net interest margin was 3.29% in the fourth quarter of 2005 and 3.35% for the full year.

“The 3.29% margin in the fourth quarter was slightly below the lower end of our projected range of 3.30% - 3.50%, primarily due to unexpected loan payoffs earlier in the quarter and competition for CDs that was even more intense than usual,” Johnson continued. “The net interest margin will likely remain between 3.20% - 3.50% over the next twelve months, assuming the Fed stops raising the target funds rate in the first half of the year.”

	1Q04	2Q04	3Q04	4Q04	1Q05	2Q05	3Q05	4Q05
Asset yield	5.89%	5.78%	5.89%	5.90%	5.97%	6.17%	6.33%	6.41%
Liability cost	2.76%	2.59%	2.70%	2.80%	2.94%	3.11%	3.28%	3.50%

Spread	3.13%	3.19%	3.19%	3.10%	3.03%	3.06%	3.05%	2.91%
Margin	3.40%	3.46%	3.48%	3.41%	3.34%	3.38%	3.41%	3.29%

Performance Measures

Return on equity (ROE) was 13.1% for 2005 and 13.3% for the final quarter, relative to 13.2% and 11.9%, respectively, a year ago. Management also uses return on tangible equity (ROTE), a non-GAAP performance measure that excludes the goodwill created in the past merger, and believes that this provides a more consistent comparison with pre-merger performance. Cascade’s ROTE was 17.8% for the full year, compared to 16.2% in 2004, and was 17.8% in the final quarter of 2005, compared to 16.4% a year ago. The efficiency ratio improved to 52.8% in 2005 and 52.2% in the fourth quarter, reflecting increased revenues and tight expense controls, compared to 54.7% and 56.2% in the respective periods in 2004.

Option Expense
Beginning January 1, 2006, Cascade will be expensing stock options. “We estimate that the adoption of this accounting standard will reduce our earnings per share by $0.015 - $0.02 in 2006, and slightly less in subsequent years,” Johnson said.

Conference Call

Carol Nelson and Lars Johnson will host a conference call on Wednesday, January 25, at 11:00 am PST (2:00 pm EST). Interested investors may listen to the call live or via replay at www.cascadebank.com. Investment professionals are invited to dial (303) 262-2139 to participate in the live call. A telephone replay of the call will be available for three weeks at (303) 590-3000, using passcode 11048908#.

About Cascade Financial

Established in 1916, Cascade Bank, the only operating subsidiary of Cascade Financial Corporation, is a state chartered commercial bank headquartered in Snohomish County, Washington. Cascade Bank operates 19 full service offices, located in Everett, Lynnwood, Marysville, Mukilteo, Smokey Point, Issaquah, Clearview, Woodinville, Lake Stevens, Bellevue, Snohomish and North Bend.

In August 2005, US Banker magazine ranked Cascade #67 out of the Top Publicly Traded Mid-Tier Banks, those with less than $10 billion in assets, based on three-year average return on equity. The same publication has named President and CEO Carol Nelson one of the 25 Most Powerful Women in Banking. In January 2006, Washington CEO magazine named Nelson a CEO of Influence.
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CONSOLIDATED FINANCIAL HIGHLIGHTS
INCOME STATEMENT	Three Months Ended			Twelve Months Ended
(Dollars in thousands except per share amounts)	December 31, 2005	December 31, 2004	Change	December 31, 2005	December 31, 2004	Change
(Unaudited)
Interest income	$ 18,145	$ 15,093	20%	$ 67,802	$ 55,316	23%
Interest expense	8,880	6,395	39%	31,276	22,919	36%
Net interest income	9,265	8,698	7%	36,526	32,397	13%
Provision for loan losses	200	150	33%	945	675	40%
Net interest income after provision for loan losses	9,065	8,548	6%	35,581	31,722	12%
Other income
Gain on sale of loans	160	29	452%	865	228	279%
Gain on sale of securities	54	-	NA	67	510	-87%
Checking fees	780	555	41%	3,124	2,069	51%
Service fees	244	197	24%	916	704	30%
Gain/(loss) on sale of real estate	-	(17)	NA	33	82	-60%
Bank owned life insurance	192	165	16%	764	566	35%
Other	72	239	-70%	564	588	-4%
Total other income	1,502	1,168	29%	6,333	4,747	33%

Total income	10,567	9,716	9%	41,914	36,469	15%

Compensation expense	2,897	3,094	-6%	12,114	11,483	5%
Other operating expenses	2,708	2,451	10%	10,382	8,452	23%
Merger expenses	-	-	NA	-	356	NA
FHLB prepayment fees	-	-	NA	110	26	323%
Total other expense	5,605	5,545	1%	22,606	20,317	11%

Net income before tax	4,962	4,171	19%	19,308	16,152	20%

Income tax expense	1,546	1,347	15%	6,262	5,367	17%

Net income	$ 3,416	$ 2,824	21%	$ 13,046	$ 10,785	21%

EARNINGS PER SHARE INFORMATION
Earnings per share, basic	$ 0.36	$ 0.30	21%	$ 1.36	$ 1.20	13%
Earnings per share, diluted	$ 0.35	$ 0.29	21%	$ 1.32	$ 1.16	14%

Weighted average number of shares outstanding
Basic	9,595,187	9,560,593		9,582,259	8,952,493
Diluted	9,865,183	9,869,402		9,855,898	9,276,232

	Three Months Ended			Twelve Months Ended
	December 31, 2005	December 31, 2004		December 31, 2005	December 31, 2004
PERFORMANCE MEASURES AND RATIOS
Return on equity	13.25%	11.90%		13.13%	13.22%
Return on tangible equity	17.83%	16.40%		18.94%	16.24%
Return on average assets	1.14%	1.04%		1.13%	1.09%
Efficiency ratio	52.20%	56.20%		52.75%	54.70%
Net interest margin	3.29%	3.41%		3.35%	3.44%
Capital/asset ratio (Tier 1, inc. Jr. Sub Deb)	8.13%	8.04%		8.13%	8.04%
Tangible cap/asset ratio (ex. Sub Deb)	6.53%	6.59%		6.53%	6.59%

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BALANCE SHEET
(Dollars in thousands except per share amounts)	December 31, 2005	September 30, 2005	Three Month Change	December 31, 2004	One Year Change
(Unaudited)
Cash and due from banks	$16,616	$19,303	-14%	$11,692	42%
Interest bearing deposits	14,493	22,475	-36%	1,337	984%

Securities held to maturity	95,122	91,346	4%	91,339	4%
Federal Home Loan Bank (FHLB) stock	11,920	11,920	0%	11,872	0%
Securities available for sale	140,596	111,097	27%	112,404	25%
Total securities	247,638	214,363	16%	215,615	15%
Loans
Business	394,034	393,880	0%	292,117	35%
R/E construction	165,957	151,875	9%	107,431	54%
Commercial real estate	141,109	140,413	0%	178,704	-21%
Multifamily	52,057	53,389	-2%	92,372	-44%
Home equity/consumer	32,160	32,752	-2%	30,125	7%
Residential	95,429	106,639	-11%	105,975	-10%
Total loans	880,746	878,948	0%	806,724	9%
Deferred loan fees	(3,443)	(3,077)	12%	(2,695)	28%
Allowance for loan losses	(10,254)	(10,081)	2%	(9,563)	7%
Loans, net	867,049	865,790	0%	794,466	9%
Premises and equipment	12,270	12,656	-3%	12,824	-4%
Real estate owned and other repossessed assets	101	386	-74%	868	-88%
Bank owned life insurance	17,313	17,148	1%	16,650	4%
Other assets	10,183	8,886	15%	9,211	11%
Goodwill and intangible assets	26,121	26,095	0%	26,292	-1%

Total assets	$1,211,784	$1,187,102	2%	$1,088,955	11%

Deposits
Checking accounts	$120,468	$122,135	-1%	$112,564	7%
Savings and money market accounts	196,790	174,835	13%	172,584	14%
Certificates of deposit	477,888	502,999	-5%	436,760	9%
Total deposits	795,146	799,969	-1%	721,908	10%
FHLB advances	236,000	241,000	-2%	228,000	4%
Securities sold under agreement to repurchase	51,058	20,513	149%	20,902	144%
Jr. Sub. Deb. (Trust Preferred Securities)	15,212	15,367	-1%	15,454	-2%
Other liabilities	8,786	7,511	17%	6,441	36%
Total liabilities	1,106,202	1,084,360	2%	992,705	11%

Stockholders' equity
Common stock and paid in capital	38,245	38,042	1%	37,422	2%
Retained earnings	68,945	66,420	4%	59,975	15%
Accumulated comprehensive gain/(loss)	(1,997)	(1,720)	16%	(1,147)	74%
Total stockholders' equity	105,193	102,742	2%	96,250	9%

Total liabilities and stockholders' equity	$1,211,395	$1,187,102	2%	$1,088,955	11%

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AVERAGE BALANCES	Three Months Ended		Twelve Months Ended
(Unaudited) (Dollars in thousands except per share amounts)	December 31, 2005	December 31, 2004	December 31, 2005	December 31, 2004

Average assets	$1,194,006	$1,083,470	$1,155,738	$988,666
Average earning assets	1,126,032	1,020,513	1,088,822	942,805
Average deposits	795,884	717,731	770,337	650,753
Average loans	874,683	798,893	854,684	691,373
Average equity	102,690	94,806	99,370	81,575
Average tangible equity	76,620	68,896	73,204	66,408

	December 31, 2005	December 31, 2004
Total equity	$105,193	$96,250
Less: goodwill and intangibles	26,121	26,292
Tangible equity	$79,072	$69,958

Common stock outstanding	9,603,787	9,559,822
Book value per common share	$10.95	$10.07
Tangible book value per share	$8.23	$7.32

ASSET QUALITY	December 31, 2005	September 30, 2005	December 31, 2004
Nonperforming loans (NPLs)	$1,987	$910	$532
Nonperforming loans/total loans	0.23%	0.10%	0.07%
Net loan charge-offs in the quarter	$27	$60	$22
Net charge-offs/total loans in the quarter	0.00%	0.01%	0.00%
Allowance for loan losses/total loans	1.16%	1.15%	1.19%
Allowance for loan losses/nonperforming loans	516%	1108%	1798%
Real estate owned and other repossessed assets	$101	$386	$868
Nonperforming assets	$2,088	$1,296	$1,400
Nonperforming assets/total assets	0.17%	0.11%	0.13%

This press release contains supplemental financial information determined by methods other than in accordance with Accounting Principles Generally Accepted in the United States of America (“GAAP”). These measures include return on tangible equity, tangible book value per share and tangible capital to asset ratio. Cascade’s management uses these non-GAAP measures in its analysis of the company’s performance. These measures exclude the average and ending balances of acquisition-related goodwill and intangibles in determining average tangible shareholders’ equity. Banking and financial institution regulators also exclude goodwill and intangibles from shareholders’ equity when assessing the capital adequacy of a financial institution. Management believes the presentation of the financial measure excluding the impact of these items provides useful supplemental information that is essential for a proper understanding of the financial results of Cascade Financial Corporation, as they provide a method to assess management’s success in utilizing the company’s tangible capital. This disclosure should not be viewed as a substitute for results determined to be in accordance with GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies.

Safe Harbor Statement
This document contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. All such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Those factors include, but are not limited to: continued strong demand for Cascade’s products and services, the ability to attract low-cost deposits and commercial loans, expectations for the net interest margin, maintaining asset quality, management’s ability to minimize interest rate exposure and the impact of interest rate movements, the ability to attract and retain qualified people, and other factors. For a discussion of factors that could cause actual results to differ, please see the Company's publicly available Securities and Exchange Commission filings, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

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Note: Transmitted on Business Wire on January 24, 2006, at 1:00 pm PST.